Exhibit 99.1

Revlon Reports Second Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--July 31, 2012--Revlon, Inc. (NYSE: REV) today announced results for the second quarter ended June 30, 2012.

Second quarter 2012 results compared to second quarter 2011:

  Net sales of $357.1 million compared to $351.2 million, an increase of 1.7%. Excluding unfavorable foreign currency fluctuations of $9.0 million, second quarter 2012 net sales increased 4.2%.
  Operating income of $42.8 million, which included a net charge of $6.7 million related to estimated costs of resolving previously disclosed pending litigation related to the Company’s 2009 exchange offer, compared to $47.8 million.
  Net income of $11.1 million, or $0.21 per diluted share, which included a net charge of $6.7 million, before and after tax, related to the pending litigation noted above, compared to $6.5 million, or $0.12 per diluted share, which included $11.3 million of charges ($6.9 million after-tax) related to the 2011 refinancing of the Company’s bank credit facilities.
  Adjusted EBITDAa of $58.7 million, which included a net charge of $6.7 million related to the pending litigation noted above, compared to $63.3 million.
  Net cash used in operating activities of $1.3 million compared to a use of $20.8 million; free cash flowb was negative $6.6 million compared to negative $24.2 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “In the second quarter of 2012, we delivered top line growth of 4.2% and maintained competitive operating margins. From a marketplace perspective, we introduced successful, innovative, high-quality, consumer-preferred products into the marketplace, and, earlier this month, added the Pure Ice brand to our portfolio. We remain focused on delivering on our strategic objective of profitably growing our business.”

Second Quarter 2012 Results

Net sales in the second quarter of 2012 were $357.1 million, an increase of $5.9 million, or 1.7%, compared to $351.2 million in the same period last year. Excluding unfavorable foreign currency fluctuations of $9.0 million, net sales increased by $14.9 million, or 4.2%. The increase was primarily driven by higher net sales of Revlon and Almay color cosmetics and Revlon ColorSilk hair color.

In the United States, net sales in the second quarter of 2012 were $203.9 million, an increase of $9.0 million, or 4.6%, compared to $194.9 million in the same period last year. The increase was primarily driven by higher net sales of Revlon color cosmetics.

In Asia Pacific, net sales in the second quarter of 2012 were $55.8 million, a decrease of $2.7 million, or 4.6%, compared to $58.5 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $1.7 million, or 2.9%, primarily due to lower net sales of Revlon color cosmetics in China and Australia and lower net sales of other beauty care products in Hong Kong. These lower net sales were partially offset by higher net sales of Revlon color cosmetics and Revlon ColorSilk hair color in certain distributor territories.

In Europe, Middle East and Africa, net sales in the second quarter of 2012 were $44.4 million, a decrease of $7.6 million, or 14.6%, compared to $52.0 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $1.8 million, or 3.5%. Lower net sales of fragrances in the U.K. and certain distributor territories and lower net sales of Revlon color cosmetics in France, Italy and certain distributor territories were partially offset by higher net sales of Revlon color cosmetics in the U.K.

In Latin America, net sales in the second quarter of 2012 were $32.3 million, an increase of $6.0 million, or 22.8%, compared to $26.3 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $7.3 million, or 27.8%. The increase was primarily due to higher net sales of Revlon and Almay color cosmetics and Revlon ColorSilk hair color throughout the region. Venezuela’s increase in net sales in the second quarter of 2012 as compared to the same period last year was primarily due to the absence of sales in June 2011 as a result of the June 5, 2011 fire that destroyed the Company’s facility there. Net sales in the region also benefited from higher selling prices in Venezuela and Argentina, reflecting market conditions and inflation, which accounted for approximately one-third of the $7.3 million net sales increase in the region.

In Canada, net sales in the second quarter of 2012 were $20.7 million, an increase of $1.2 million, or 6.2%, compared to $19.5 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $2.1 million, or 10.8%, primarily due to higher net sales of Revlon and Almay color cosmetics.

Operating income in the second quarter of 2012 was $42.8 million, compared to $47.8 million in the same period last year. Adjusted EBITDA in the second quarter of 2012 was $58.7 million compared to $63.3 million in the same period last year. Operating income and Adjusted EBITDA in the second quarter of 2012 as compared to the same period in 2011 were negatively impacted by: (1) a net charge of $6.7 million with respect to estimated costs of resolving previously disclosed pending litigation related to the Company’s 2009 exchange offer; and (2) higher incentive compensation primarily due to the timing of expense, within 2012, as compared to the same period last year. Favorable foreign currency fluctuations within SG&A, as compared to the same period last year, partially offset the year over year increases.

Interest expense, including preferred stock dividends, decreased $2.1 million to $21.2 million in the second quarter of 2012 compared to the same period last year, primarily due to refinancing the Company’s bank term loan credit facility in May 2011 at lower interest rates.

The provision for income taxes was $9.1 million compared to $2.6 million in the same period last year, primarily due to increased pre-tax income, partially offset by the favorable resolution of tax matters in a foreign jurisdiction. Cash paid for income taxes, net of refunds, in the second quarter of 2012 was $7.5 million compared to $10.1 million in the same period last year.

Net income in the second quarter of 2012 was $11.1 million, or $0.21 per diluted share, compared to net income of $6.5 million, or $0.12 per diluted share in the same period last year. Net income in the second quarter of 2012 included a net charge of $6.7 million, before and after tax, with respect to estimated costs of resolving previously disclosed pending litigation related to the Company’s 2009 exchange offer. Net income in the second quarter of 2011 included $11.3 million of charges ($6.9 million after tax) related to the 2011 refinancing of the Company’s bank credit facilities.

Net cash used in operating activities in the second quarter of 2012 was $1.3 million compared to a use of $20.8 million in the same period last year. Free cash flow was negative $6.6 million compared to negative $24.2 million in the same period last year. Cash flow in the second quarter of 2012 as compared to the same period last year was impacted by favorable changes in working capital and lower cash interest paid, partially offset by higher pension contributions.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled to their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Six Months Results

Net sales in the first six months of 2012 were $687.8 million, compared to net sales of $684.4 million in the first six months of 2011. Excluding unfavorable foreign currency fluctuations of $13.0 million, net sales increased $16.4 million, or 2.4%.

In the United States, net sales increased 2.0% to $388.6 million in the first six months of 2012, compared to net sales of $381.1 million in the first six months of 2011.

In Asia Pacific, net sales in the first six months of 2012 were $111.9 million compared to $111.6 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales were essentially unchanged.

In Europe, Middle East and Africa, net sales in the first six months of 2012 were $90.2 million, a decrease of $11.5 million, or 11.3%, compared to $101.7 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $2.6 million, or 2.6%.

In Latin America, net sales in the first six months of 2012 were $58.6 million, an increase of $5.3 million, or 9.9%, compared to $53.3 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $9.0 million, or 16.9%.

In Canada, net sales in the first six months of 2012 were $38.5 million, an increase of $1.8 million, or 4.9%, compared to $36.7 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $3.0 million, or 8.2%.

Operating income was $87.1 million in the first six months of 2012, compared to $92.5 million in the first six months of 2011. Adjusted EBITDA was $118.7 million in the first six months of 2012, compared to $124.0 million in the same period last year. Operating income and Adjusted EBITDA in the first six months of 2012 included a net charge of $6.7 million with respect to estimated costs of resolving previously disclosed pending litigation related to the Company’s 2009 exchange offer.

Interest expense, including preferred stock dividends, for the first six months of 2012 decreased $4.7 million to $42.8 million in the first six months of 2012 compared to the same period last year.

The provision for income taxes was $20.1 million compared to $10.3 million in the same period last year. Cash paid for income taxes, net of refunds, for the first six months of 2012 was $10.9 million compared to $12.3 million in the same period last year.

Net income in the first six months of 2012 was $19.6 million, or $0.37 per diluted share, compared to $16.9 million, or $0.32 per diluted share in the first six months of 2011. Net income in the first six months of 2012 included a net charge of $6.7 million, before and after tax, with respect to estimated costs of resolving previously disclosed pending litigation related to the Company’s 2009 exchange offer. Net income in the first six months of 2011 included $11.3 million of charges ($6.9 million after tax) related to the 2011 refinancing of the Company’s bank credit facilities.

Net cash used in operating activities in the first six months of 2012 was $21.7 million compared to net cash provided by operating activities of $3.3 million in the same period last year. Free cash flow in the first six months of 2012 was negative $30.5 million compared to negative free cash flow of $2.5 million in the same period last year.

Net cash used in investing activities in the first six months of 2012 was $8.8 million, compared to $44.8 million in the same period last year. The first six months of 2011 included $39.0 million paid for the SinfulColors acquisition.

Acquisition of Pure Ice

On July 2, 2012, the Company acquired certain assets of Bari Cosmetics, Ltd., including assets related to Pure Ice nail enamel, as well as other brands, which products are sold principally in the U.S. mass retail channel. The acquisition did not impact the Company’s second quarter of 2012 consolidated financial statements.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) increase our operating profit and cash flow; and (v) improve our capital structure.

Second Quarter 2012 Results and Conference Call

The Company will host a conference call with members of the investment community on July 31, 2012 at 9:30 A.M. EDT to discuss Second Quarter 2012 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, SinfulColors® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

a Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

b Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: (i) remaining focused on delivering on our strategic objective of profitably growing our business; and (ii) the Company’s plans to continue to execute its business strategy: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) increase our operating profit and cash flow and (e) improve our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2011 Annual Report on Form 10-K that we filed with the SEC in February 2012 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2012 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties, delays, unanticipated costs or our inability to profitably grow our business, including, without limitation, less than expected profitable net sales growth, such as due to the reasons set forth in clause (ii)(a) below; and (ii) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates and/or currency controls; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally and/or less than anticipated results from our regional and/or multi-national brands, (d) our inability to increase our operating profit and/or cash flow, such as due to less than anticipated sales growth or higher than anticipated operating expenses and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(dollars in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net sales	$357.1	$351.2	$687.8	$684.4
Cost of sales	124.4	121.9	240.1	235.2
Gross profit	232.7	229.3	447.7	449.2
Selling, general and administrative expenses	189.9	181.5	360.6	356.7

Operating income	42.8	47.8	87.1	92.5

Other expenses, net:
Interest expense	19.6	21.7	39.6	44.3
Interest expense - preferred stock dividends	1.6	1.6	3.2	3.2
Amortization of debt issuance costs	1.3	1.4	2.6	2.8
Loss on early extinguishment of debt, net	-	11.3	-	11.3
Foreign currency losses, net	0.4	3.0	2.1	3.3
Miscellaneous, net	0.1	0.3	0.3	1.0
Other expenses, net	23.0	39.3	47.8	65.9

Income from continuing operations before income taxes	19.8	8.5	39.3	26.6
Provision for income taxes	9.1	2.6	20.1	10.3
Income from continuing operations, net of taxes	10.7	5.9	19.2	16.3
Income from discontinued operations, net of taxes	0.4	0.6	0.4	0.6

Net income	$11.1	$6.5	$19.6	$16.9

Other comprehensive income:
Currency translation adjustment, net of tax	1.0	1.1	2.2	0.2
Amortization of pension related costs, net of tax	1.9	0.9	5.7	1.8
Other comprehensive income	2.9	2.0	7.9	2.0

Total comprehensive income	$14.0	$8.5	$27.5	$18.9

Basic income per common share:
Continuing operations	0.20	0.11	0.36	0.31
Discontinued operations	0.01	0.01	0.01	0.01
Net income	$0.21	$0.12	$0.37	$0.32

Diluted income per common share:
Continuing operations	0.20	0.11	0.36	0.31
Discontinued operations	0.01	0.01	0.01	0.01
Net income	$0.21	$0.12	$0.37	$0.32

Weighted average number of common shares outstanding:
Basic	52,349,583	52,175,628	52,340,463	52,164,735
Diluted	52,357,163	52,330,097	52,357,004	52,306,335

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2012	2011
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$79.8	$101.7
Trade receivables, net	204.5	212.0
Inventories	133.3	111.0
Deferred income taxes - current	50.0	49.8
Prepaid expenses and other	66.5	44.2
Total current assets	534.1	518.7
Property, plant and equipment, net	98.5	98.9
Deferred income taxes - noncurrent	219.2	232.1
Goodwill, net	194.6	194.7
Other assets	127.5	112.7
Total assets	$1,173.9	$1,157.1

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$8.5	$5.9
Current portion of long-term debt	11.4	8.0
Accounts payable	95.5	89.8
Accrued expenses and other	240.9	231.7
Total current liabilities	356.3	335.4
Long-term debt	1,158.9	1,107.0
Long-term debt - affiliates	-	58.4
Redeemable preferred stock	48.5	48.4
Long-term pension and other post-retirement plan liabilities	224.6	245.5
Other long-term liabilities	51.2	55.3
Commitments and contingencies
Total stockholders' deficiency	(665.6)	(692.9)
Total liabilities and stockholders' deficiency	$1,173.9	$1,157.1

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Six Months Ended
	June 30,
	2012	2011
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19.6	$16.9
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Income from discontinued operations, net of taxes	(0.4)	(0.6)
Depreciation and amortization	31.3	30.2
Amortization of debt discount	1.0	1.5
Stock compensation amortization	0.3	1.3
Provision for deferred income taxes	15.2	3.6
Loss on early extinguishment of debt, net	-	11.3
Amortization of debt issuance costs	2.6	2.8
Loss on sale of certain assets	0.1	-
Pension and other post-retirement expense	2.8	2.6
Change in assets and liabilities:
Decrease in trade receivables	6.9	15.4
Increase in inventories	(22.8)	(22.4)
Increase in prepaid expenses and other current assets	(23.3)	(4.7)
(Decrease) increase in accounts payable	(4.5)	15.2
Increase (decrease) in accrued expenses and other current liabilities	11.6	(27.8)
Pension and other post-retirement plan contributions	(19.4)	(15.0)
Purchases of permanent displays	(24.3)	(23.6)
Other, net	(18.4)	(3.4)
Net cash (used in) provided by operating activities	(21.7)	3.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8.9)	(5.9)
Acquisition	-	(39.0)
Proceeds from the sale of certain assets	0.1	0.1
Net cash used in investing activities	(8.8)	(44.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	12.8	3.6
Borrowings under the 2011 Revolving Credit Facility	-	10.0
Repayments under the 2010 Term Loan Facility	-	(794.0)
Borrowings under the 2011 Term Loan Facility	-	796.0
Repayments under the 2011 Term Loan Facility	(4.0)	-
Payment of financing costs	(0.1)	(3.9)
Other financing activities	(0.2)	(0.7)
Net cash provided by financing activities	8.5	11.0
Effect of exchange rate changes on cash and cash equivalents	0.1	(1.3)
Net decrease in cash and cash equivalents	(21.9)	(31.8)
Cash and cash equivalents at beginning of period	101.7	76.7
Cash and cash equivalents at end of period	$79.8	$44.9

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$45.8	$54.0
Preferred stock dividends	$3.1	$3.1
Income taxes, net of refunds	$10.9	$12.3

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$1.1	$1.3

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2012	2011
	(Unaudited)
Reconciliation to net income:

Net income	$11.1	$6.5
Income from discontinued operations, net of taxes	0.4	0.6
Income from continuing operations, net of taxes	10.7	5.9

Interest expense	21.2	23.3
Amortization of debt issuance costs	1.3	1.4
Loss on early extinguishment of debt, net	-	11.3
Foreign currency losses, net	0.4	3.0
Miscellaneous, net	0.1	0.3
Provision for income taxes	9.1	2.6
Depreciation and amortization	15.9	15.5

Adjusted EBITDA	$58.7	$63.3

	Six Months Ended
	June 30,
	2012	2011
	(Unaudited)
Reconciliation to net income:

Net income	$19.6	$16.9
Income from discontinued operations, net of taxes	0.4	0.6
Income from continuing operations, net of taxes	19.2	16.3

Interest expense	42.8	47.5
Amortization of debt issuance costs	2.6	2.8
Loss on early extinguishment of debt, net	-	11.3
Foreign currency losses, net	2.1	3.3
Miscellaneous, net	0.3	1.0
Provision for income taxes	20.1	10.3
Depreciation and amortization	31.6	31.5

Adjusted EBITDA	$118.7	$124.0

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2012	2011
	(Unaudited)
Reconciliation to net cash used in operating activities:

Net cash used in operating activities	$(1.3)	$(20.8)

Less capital expenditures	(5.4)	(3.5)
Plus proceeds from the sale of certain assets	0.1	0.1

Free cash flow	$(6.6)	$(24.2)

	Six Months Ended
	June 30,
	2012	2011
	(Unaudited)
Reconciliation to net cash (used in) provided by operating activities:

Net cash (used in) provided by operating activities	$(21.7)	$3.3

Less capital expenditures	(8.9)	(5.9)
Plus proceeds from the sale of certain assets	0.1	0.1

Free cash flow	$(30.5)	$(2.5)

CONTACT:
Revlon
Investor Relations & Media:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations